Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS Jody Cain Lippert/Heilshorn & Associates (310) 691-7100

Ophthalmic Imaging Systems to Present at the LD Micro Conference

SACRAMENTO, Calif. – December 7, 2010 – Ophthalmic Imaging Systems (OIS) (OTC/BB: OISI), a leading ophthalmic digital imaging and informatics company, announces that Chief Financial Officer Ariel Shenhar will present at the LD Micro Conference on Thursday, December 9, 2010 at 11:00 a.m. Pacific time. The conference is being held in Los Angeles at the Luxe Sunset Bel Air Hotel.

“We are excited about presenting an overview of the OIS investment opportunity to those attending the LD Micro conference,” said Ariel Shenhar, Chief Financial Officer of OIS. “We will be highlighting our 50 percent year-over-year revenue increase for the first nine months of 2010 with growth coming from both our informatics and eye imaging businesses. We also will be discussing our position as the only provider of a single EMR/PM, PACS and imaging solution for ophthalmology practices, as well as providing informatics solutions to medical specialty markets through our wholly owned subsidiary Abraxas Medical Solutions, Inc. We are an established leader in retinal imaging and are gaining traction with the OIS EyeScan™, the only FDA-approved portable device that allows for scanning both the anterior and posterior of the eye.”

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging and informatics systems. The Company designs, develops, manufactures and markets digital imaging systems, image management and integrated EMR and PM solutions for the eye care market. With more than 25 years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies. Through its wholly owned subsidiary, Abraxas Medical Solutions, the Company provides EMR and PM software to OB/GYN and orthopedic physicians. The Company markets and supports its products through an extensive network of dealers, distributors and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

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OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA